AgFeed Industries Approved for Listing on the Nasdaq Stock Market

NEW YORK, August 24, 2007 -- AgFeed Industries, Inc. (OTC BB: AGFI, website: www.agfeedinc.com), a leader in China's premix animal nutrition industry, today announced that AgFeed received listing approval to list its common stock on the Nasdaq Stock Market. AgFeed anticipates that Nasdaq trading of its stock will commence on Wednesday, August 29, 2007.

Songyan Li, Ph.D., Chairman of AgFeed commented: "Listing on the Nasdaq is a significant milestone for AgFeed. We are pleased to have met Nasdaq's stringent listing requirements. AgFeed appreciates our highly experienced board of directors and advisors who have been guiding our rapid growth. As we continue to expand sales and distribution channels in a favorable market environment in China, we look forward to another year of strong sales and earnings growth in 2007.”

About AgFeed Industries, Inc.

AgFeed Industries is a China-based animal nutritional product company incorporated in the United States. Through its operating subsidiaries in China, AgFeed is a leading manufacturer, marketer and distributor of premix animal nutrition products targeting China's growing animal feed market. China's animal feed market was approximately $40 billion in 2006 according to China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission, including, but not limited to, our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 that we filed with the Securities and Exchange Commission on August 14, 2007.

Contact:
AgFeed Industries, Inc.
Mr. Sam Zhou, Corporate Development
Tel: 011-86-13925912908
Email: info@agfeedinc.com
Website: www.agfeedinc.com